Exhibit 14.1

WNS GROUP CODE OF BUSINESS ETHICS AND CONDUCT DOING BUSINESS ETHICALLY, ALWAYS! JULY, 2024 CO-CREATE TO OUTPERFORM WITH WNS TM WNS

Message from Keshav I am delighted to present the revised WNS Code of Business Ethics and Conduct (the COBEC). The COBEC upholds our commitment to maintain the highest ethical, professional and legal standards in everything that we do, thus living our CIRCLE of Values at all times. Applicability and Rationale Growth is a business imperative at WNS. In its wake, we will add a different set of stakeholders with each passing day. The COBEC will apply to each and every person or organization that we come in contact with - employees, directors, contractors, vendors etc. (collectively referred to as Associates), in conducting WNS business or serving WNS clients. The COBEC is a legal and ethical framework, which ensures that each one of us remains firmly on the path of compliance while discharging our duties and responsibilities. Responsibility We must remember that unethical conduct can affect our reputation, credibility and prestige, which are the foundation on which the WNS Brand is built. We have the highest responsibility for ensuring that we conduct our business and ourselves in a manner that is befitting to the WNS core values and diligently report any violations of the COBEC. Applicability We have reinvigorated the COBEC to align ourselves with the changes in the marketplace, along with changes in relevant laws and regulations globally. We have ensured that the COBEC is progressive on the issues that would matter in both the present and future times to come. I urge you to utilize the COBEC as a ready reference for any questions of conduct you may have. In case you are faced with a legal, compliance or ethical query, seek immediate guidance from a senior colleague or get in touch with the Office of the Chief People Officer or the Group General Counsel. Non-exclusivity Note the COBEC is not intended to surpass any laws, rules and regulations of any country in which WNS operates, having additional ethical or legal obligations. In case of a conflict, do remember that the law of the land will prevail. Please go through the COBEC in its entirety. It is our collective responsibility to strengthen a robust tradition of ethics, integrity and other core values that WNS has stood for, over the years. I look forward to your support in ensuring that WNS always remains an ethical corporation with the highest standards of propriety. Keshav Murugesh Group CEO, WNS 1 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. wns

WNS Mission and Values Mission We enable clients to outperform with our passion for service and innovation. Values Our mission is guided by our set of values, the CIRCLE. Client first Place clients at the core of everything we do Integrity Be ethical, honest and committed in all actions Respect and equality Be sensitive to individual differences and treat everyone with dignity and equality Collaboration Always keep “One WNS” as uppermost in everything we do Learning Learn from our experiences; share knowledge and best practices to create innovative solutions Excellence Strive for excellence in everything we do and aspire to outperform at every stage 2 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. wns

Contents 1 Protection of Human Rights 04 Equal opportunity and anti-discrimination 05 Prevention of Harassment and Bullying at workplace 05 Prohibition of Forced labour and child labour Respecting privacy 05 Respecting freedom of association Work environment and safety 05 2 The WNS commitment 06 Public communication and disclosure 07 Physical & Logical Security 07 Corporate social responsibility (CSR) 08 3 Protection of Assets 09 Confidential information 10 Data privacy 10 Information technology and communication equipment 10 Clean desk and clear screen policy 10 Intellectual property ownership and protection 10 Third-party software (TPS) / open source software (OSS) 10 4 Conflict of interest 11 Disclosure of conflict 12 Personal relationships 12 5 Financial reports, records and retention 13 Company records and accuracy of information 14 Money laundering 14 Record retention and information management 14 Records on legal hold 14 Management responsibility 14 Insider trading 14 6 Fair dealing 15 Business relationships 16 Global trade 16 Bribery/corruption 16 Gifts and entertainment 16 Social media 16 Political involvement, contributions and lobbying 16 7 Policy breach and procedures 17 Seeking help and reporting violations of the COBEC 18 Associates’ responsibility 18 Non-retaliation and whistleblowing 18 Enforcement and disciplinary action 18 Waiver of the COBEC 18 Certification process 19 Applicable laws and regulations 19 Interpretation of laws by the Group General Counsel’s office 19 3 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. wns

1 Protection of Human Rights 4 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. wns

Protection of Human Rights is at the core of WNS Circle of Values. It embodies our commitment to uphold the interest of our clients, employees, partners, suppliers, local communities and all our stakeholders with dignity and respect, as outlined by the principles here. Equal opportunity and anti-discrimination WNS is an equal opportunity employer and treats all employees and candidates equally, without regard to race, caste, religion, sex, colour, age, national and social origin, marital status, pregnancy (including child birth), sexual orientation, or any other status protected by applicable law and policy. We make all employment decisions strictly on the basis of employees’/ candidates’ merits. Prevention of Harassment and Bullying at workplace WNS strictly prohibits harassment in any form (unwanted physical or verbal conduct, bullying and mobbing) that makes an individual uncomfortable. Please refer below the conduct that may be considered as harassment at the workplace: 1. Unwanted physical or verbal conduct, such as unnecessary touching, patting, pinching, brushing against another person’s body, abusive behaviour, threats, assault, patronizing titles, remarks, innuendos, jokes, repeated suggestions for unwanted social activities, staring, whistling, creation or distribution of offensive pictures/ videos on any media, such as email or display units (VDU’s/ network systems), sexual flirtations or graffiti (including references to an individual’s characteristics or private life) or coerced sexual intercourse. 2. Bullying and mobbing, including persistent criticism and personal abuse, which humiliates or demeans an individual, and acts done by a group of individuals that cause emotional harm to an individual and may include spreading rumours, intimidation and deliberate isolation. Harassment may also be subject to applicable local laws and will be governed by country specific harassment policies. You must report all instances of harassment as per the process set forth in the “Policy Breach and Procedures” section. Please also review WNS policies and procedures on unlawful discrimination and harassment, including sexual harassment at: https://policyportal.wns.com/ Prohibition of Forced labour and child labor We prohibit any form of forced or child labour and expect all Associates, particularly vendors supplying goods and services to WNS to ensure that they do not use forced or child labour while supplying such goods and services. Consistent with the International Labour Organization’s (ILO) policies, we prohibit forced / involuntary labor from a person under threat or penalty, which may include penal sanctions and loss of rights and privileges. Further, in line with ILO, we recognize the right of every child to get a fair education and to be protected from economic exploitation, and strictly adhere to the minimum hiring age requirements and other applicable laws in every country we operate. We not just prohibit forced or child labour but our primary Corporate Social Responsibility (CSR) initiative is towards child education - the WNS Cares Foundation (refer to the CSR section below). We encourage employees to invest their time and effort in support of this cause. Respecting privacy WNS respects Associates’ privacy and also expects Associates to respect each other’s privacy and personal space. Associates should not trade personal information with anyone, except as necessary to share with the Human Resource Department or as required by applicable regulations. Respecting Freedom of Association WNS also respects the choice of the Associates in joining communities that further their interests and goals towards personal and professional excellence. Work environment and safety WNS is committed to providing Associates a healthy and safe work environment. We comply with applicable workplace health and safety regulations and promptly correct / report any health and safety instances. If Associates learn about or are involved with any workplace injury or instances presenting a dangerous situation, they must notify the Human Resource Department or Admin / Facilities, so that timely corrective action can be taken. The appropriate department should act immediately when they learn of such instances. 5 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. wns

2 The WNS commitment 6 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. wns

Public communication and disclosure WNS makes timely and accurate disclosure of market-sensitive data in response to public requests (media, analysts, etc.), ensuring confidentiality and compliance with applicable laws and regulations such as those prescribed by the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE). Note that the aforementioned authorities prohibit selective disclosure of material market information to certain entities or individuals before such information is available to the investing public at large. Below are the guidelines to ensure proper disclosure: All contact by WNS with investment analysts, press and/or members of media shall be made through the Chief Executive Officer, Chief Financial Officer, Head of Marketing and communication and Head of Investor Relation Team or persons designated by them (collectively, the “Media Contacts”). Other than the Media Contacts, no Associates should provide any information including presentations to the investment community regarding WNS or its business to any members of the press or media. Other than the Media Contacts, Associates who are asked a question regarding WNS or its business by a member of the press or media should forward the inquiry to the Media Contacts or the investor relations officer, who will frame the response in accordance with Corporate Communication Policy. For more information, refer to Corporate Communication Policy. For more information, refer to Corporate Communication Policy Physical & Logical Security 1. Weapons and controlled substances WNS prohibits the use and possession of weapons and controlled substances, including alcohol and illegal /non-prescribed drugs, subject to applicable laws and regulations. Distribution, purchase or sale of weapons and controlled substances is strictly prohibited on WNS premises OR while conducting WNS business. Where allowed by law, WNS may conduct searches and test for drug or alcohol abuse. However, in some instances, such as WNS social events or business development activities, reasonable consumption of alcohol is acceptable. Nevertheless, Associates must maintain social decorum at such events. 2. Electronics Carrying personal electronic devices with storage capacity, including but not limited to cameras, videorecorders, USB flash drives, hard disks, CDs / DVDs, audio/video players, laptop, tablets or any other equipment that have the ability to record and capture images and sounds, conflicts with our contractual representation and commitment towards clients and regulators (both require us to keep the data safe). While we understand Associates’ need to use these devices, it is also crucial to follow the guidelines as per our information security handbook and information security policy, to prevent potential breach of confidentiality and security. 3. Recording Guidelines While using online applications for meetings and conducting business, Associates shall ensure that they have legitimate business need to do so and it does not result in inappropriate disclosure of the audio or video recording of WNS proprietary or confidential information and it does not violate any applicable law. 7 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. WNS

Corporate Social Responsibility (CSR) WNS strives to maintain a mutually beneficial relationship with our society and surroundings. Our WNS Cares Foundation educates underprivileged children / youth, beyond academics, empowers them to cross the bridge of divide and enriches them with real life skills. Additionally, WNS is committed towards making optimum utilization of natural resources, recycling, reducing wastage and complying with applicable environmental regulations. Our CSR Committee monitors and supports all WNS CSR initiatives, in line with applicable laws and regulations. We encourage employees to get involved with these initiatives, to the extent feasible and practicable. Employees’ time, creativity and means will go a long way towards carrying forward WNS’ social legacy! Fact Check Paul, who is the Recruitment Manager at ABC Ltd. posted an advertisement on a job portal that read “ABC Ltd. is hiring dynamic and resourceful system analysts between the age group of 25-35 years. The role requires system design and development of software programs including prototypes. U.S. Citizens without adverse medical conditions should apply”. Is this advertisement in line with the principles of equal opportunity and anti-discrimination? No, since the advertisement mentions requirement for an individual belonging to a specific age group, nationality/ national origin and without any medical condition. All of these are considered discriminatory in nature and against the equal opportunity policy of the company. Anita who is an employee with ABC Ltd. informed her reporting manager, Kevin that she is pregnant and that she would be availing her maternity leave in the months to come. Over the next few months, Kevin slowly started changing Anita’s role and responsibilities and informed her that he was just preparing for the possibility that she may not return to work post the birth of her child. Do Kevin’s concerns justify his actions? No, since changing an employee’s role and related responsibilities on the presumption that she may not return to work on account of her pregnancy and subsequent child birth imply discrimination in the workplace on the basis of gender and pregnancy and is in contradiction to the company policy on equal opportunity. 8 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. WNS

3 Protection of Assets 9 Copyright (C) 2024 WNS (Holdings) Ltd. All rights reserved. WNS

Associates are the custodians of WNS assets that include physical assets, confidential information and intellectual property, used in WNS’ daily course of business, as well as all data and communication, written or verbal, contained in WNS’ electronic or telephonic systems. Associates should protect and use WNS assets only for legitimate business purposes and must protect WNS assets (and also that of WNS’ clients and suppliers) against theft, damage or destruction. Confidential information Associates have an obligation to protect confidential information that they may have access to, even after they leave WNS, subject to applicable laws. Any unauthorized disclosure could cause competitive harm to WNS or its clients, and could also result in legal liability for both WNS and the Associates. Data privacy What flows through our systems could include personal as well as sensitive personal data and Associates should not breach data privacy requirements under any circumstances. When personal data is collected and processed, Associates should ensure that there is a legitimate business reason and only the personal data required for the task at hand is collected. Information technology and communication equipment Access codes, passwords and personal identification numbers should be kept secured and not shared with others. If Associates have a reason to suspect that their password or the security of a WNS computer has been compromised, they must immediately change their password and report the violation to the Information Security Department. Misuse and unauthorized use of WNS assets may lead to disciplinary action, leading up to, but not limited to termination. WNS reserves the right to monitor all work related communications, to the extent permitted by law. Clean desk and clear screen policy At the end of each working day, Associates must put aside all papers, files, stationery etc. so as to keep the work stations clean. Also, when not at the work stations, Associates must always ensure that their computer screens are locked, so as to avoid any untoward incidents with respect to confidential information. Intellectual property ownership and protection Associates must protect WNS’ intellectual property as well as that of WNS’ Clients (including but not limited to trademarks, service marks, inventions, patents, copyrights and trade secrets). Associates must ensure that they have the necessary approvals before reproducing WNS’ or any other third party’s intellectual property on social media, at a public event or for any other business or non-business use. During the course of employment or in relation to specific work tasks sub-contracted by WNS, any intellectual property created / discovered by Associates shall belong to WNS. Third-Party Software (TPS) / Open Source Software (OSS) TPS and OSS should only be used under a license and/or as permitted by the terms of use, or applicable laws and regulations. Further, Associates intending to use OSS, should first take consent from the Group General Counsel’s Office. Making copies or using non-licensed copyrighted material, including but not limited to software, clip art, documentation, graphics, photographs, animation, movie/video clips, sound and music, is often prohibited and hence the Associates must check with the Group General Counsel’s Office to ensure necessary compliance. Please review WNS information security policies at: https://policyportal.wns.com/ Fact Check Alex, who is employed with ABC Ltd. is requested by his friend to help him out with some of their business contacts so that he can present to them some business ideas that are not in competition with ABC Ltd.’s line of service. Having access to client information and after being convinced that he is not helping competition, Aarav, decides to share some client contact information with his friend. Is Aarav’s reasoning correct and is he justified in passing on this information? No. Business contact information is confidential and is also considered personal data. It should not be shared with anyone except as required for business purposes or without the express approval of the management and the said client contact. During the course of his employment with ABC Ltd. Aarav created content for ABC Ltd.’s code of business ethics and conduct (the Code). At the time of leaving the company, he informed HR that ABC Ltd. can no longer use the content in the Code, since the rights to that content resides with him and using the content without his authorization amounts to violation of his intellectual property rights. Is Aarav’s argument justified? No. As per the company policy, any material - text, design, symbol, logo, a combination of all these or any other intellectual property created or discovered by employees during the course of employment or in relation to a work related task, belongs to the company and no employee can claim a right over such intellectual property on the basis of the fact that they created or discovered it. 10 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. WNS

4 Conflict of interest 11 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. WNS

Associates must follow principles of fairness and not promote their personal interests or gain personal benefits while conducting WNS business transactions. Associates must ensure that their personal interests and that of their close relatives / friends do not conflict, or appear to conflict, with the interests of WNS. Disclosure of conflict Note that the situations presented here are only a few indicators of possible conflicts, there would likely be other similar situations and it is the Associates’ primary responsibility to recognise any potential or actual conflicts with WNS’ interest and report the same to the Group General Counsel’s Office at Governance@wns.com. Non-disclosure of conflict, would lead to disciplinary action, leading up to, but not limited to termination. Personal relationships Close ties to others, such as a domestic partner or Family Members (including but not limited to a person’s child, stepchild, parent, stepparent, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law, or any other person sharing the person’s household) may have an adverse impact or create conflicting circumstances with WNS’ business. Should such a relationship exist, the concerned individuals must exercise caution to ensure that neither do they influence the terms and conditions of employment of the other individual involved nor find themselves in a situation where they may be required to compromise on the business ethics and core values of WNS. Further, all such relationships must be disclosed, by writing into Governance@wns.com, which is monitored by the Group General Counsel’s Office. Fact Check Ali’s friend Daniel runs a huge business and is looking to outsource the payroll process of his company. Knowing that Ali works with ABC Ltd., which offers such services, he asks Ali to submit a proposal for ABC Ltd. Realizing that the concerned department is presently short-staffed, Ali informs Daniel that ABC Ltd. may not be able to undertake the work and gives him the contact details of another competitor. Are Ali’s actions correct? No. When presented with a business opportunity, employees must always ensure that they disclose it to their supervisors. Only if the company decides not to take up the opportunity, the employee may then pursue the opportunity in his/her individual capacity or let go of the opportunity, subject to required approvals. To assume that the company may not be interested in pursuing the opportunity without informing appropriate individuals violates company policy. Tanya who is an Associate with ABC Ltd. works closely with Howard who is a Senior Manager. They develop mutual affection for each other over the time that they spend working together and are now in a steady relationship. Tanya and two of her colleagues, who have the required skill-set, are assigned to a new project which requires them to travel to a small town in Namibia. Tanya and her colleagues are reluctant to voice their concerns with their seniors about travelling to Namibia and therefore, she asks Howard to speak to the seniors, in- charge of the project to recommend other names. Howard suggests that while it may not be possible to convince the project manager to replace the entire team, he will ensure that Tanya is relieved from the project. Should Howard interfere with the project’s staffing? No. Personal relationships must not influence or impact the business in any negative manner. Influencing a senior or junior colleague to do or refrain from doing something, for personal gain or interest, which may inadvertently be unfavourable for company’s business is contrary to our code of business ethics. Ben, who is employed with the procurement department at ABC Ltd. manages the business relationship with David’s company that specializes in office décor and has been providing services to ABC Ltd. for over 2 years. Over time, David and Ben have become good friends and are quite close. Due to a change in company policy, the management announced that all contracts with existing vendors will not be renewed and that all vendors, new and existing, will have to participate in a fresh bid to win the business contract. David requests Ben, to help him win the contract. When proposals from other vendors started coming in, Ben took note of the fee quoted and other important factors and informed David. David, who had knowledge of all the important details of his competitors’ proposals, won the bid quite easily. Was this an ethical way of vendor selection? No. Personal relationships must not influence or impact the business in any negative manner. Influencing an individual, either in the capacity of an employee of the company or as a third party/ client, to provide information beyond what is in the public domain, not only breaches the company policy on confidential information but also results in contravening the principles of integrity and honesty. Few situations that may be treated as conflict: Outside Employment, for any personal gains, with a company that is a client, supplier or competitor of WNS. Assisting Competitors, who market products and services in competition with WNS’ current or potential product or service offerings. Loans or Other Financial Transactions, with any company that is a client, supplier or competitor of WNS. However, this does not prohibit arms-length transactions with banks or other financial institutions. Serving on Boards and Committees, whether for profit or not, or having financial interest in a company, when Associates have a reasonable basis to believe that the company’s interest conflicts with those of WNS. 12 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. WNS

5 Financial reports, records and retention 13 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. WNS

Company records and accuracy of information As a listed company and as a provider of sophisticated services to global clients, WNS is subject to various securities laws, regulations and reporting obligations. We must disclose only accurate and complete information regarding WNS’ business, financial condition and results of operation. Employees must adhere to all applicable WNS policies in this regard. Inaccurate, incomplete or untimely reporting may damage WNS’ reputation and result in legal liability. Money laundering Money laundering is the activity of creating the perception that money obtained from serious crimes actually originated from legitimate sources. Associates should; (i) exercise caution that WNS products and services are not used for any money laundering or illicit financial activity, including terrorism (ii) detect and report suspicious activities and (iii) adhere to all applicable laws and regulations. Associates while dealing with clients, suppliers, and other business partners, ensure they are engaged in a legitimate business, and committed to complying with applicable regulations. Record retention and information management Associates should follow all financial policies and related guidelines established by WNS regarding information management. Further, Associates must ensure that they retain, protect, and dispose-off records according to the WNS Record Retention Policy and other applicable laws. All work-related records must be maintained in a recoverable format for the duration for which they are required to be retained. Records on legal hold Under certain circumstances, such as a litigation proceeding or an on-going investigation, the Group General Counsel’s Office will determine and identify the type of records or documents that may be required to be placed under a legal hold. Associates must therefore, ensure that they do not destroy, alter or modify any data contained in such documents. This guidance is, however, subject to applicable laws regarding purging of data and its related timelines. Management responsibility Being a listed company, WNS Management is required to lay down internal financial controls to be followed by the company and ensure that such controls are adequate and operating effectively and consistent with all applicable laws and regulations. Insider trading Associates and their close relatives / friends should not trade in shares or other securities of WNS or its clients while the Associates are in possession of material, non-public and price sensitive financial information. They must also refrain from recommending, “tipping” or suggesting that anyone else buy or sell shares or other securities on such basis. Questionable trading by Associates and family members / friends may give rise to legal and WNS imposed sanctions. Violation of Insider Trading principles can result in severe fines and criminal penalties, as well as disciplinary action by WNS, leading up to, but not limited to termination. Please refer the WNS Insider Trading Policy at https://policyportal.wns.com/ for further information. For any question on this section, please contact the Group General Counsel’s Office by writing to Governance@wns.com. Fact Check John, who is a senior manager with ABC Ltd. and works closely with the company management becomes aware during strategy meetings that due to the amalgamation of their client’s company with another company, the shares of the client’s company could see a downward trend. He “advises” his close friends and relatives of this development, before the information is available in public domain. Are John’s actions appropriate? No. Tipping people on the basis of the information acquired by an employee in his/ her capacity as an employee of a company amounts to insider trading and is a punishable offence. Further, the company has a clear stand and policy against insider trading and violating the terms of the policy would result in disciplinary action. Anne, who works in ABC Ltd.’s’ accounts department, is responsible for ensuring proper maintenance of all payroll related documents. As per the company policy, all documents over 6 years old may be destroyed and Anne is well-versed with this aspect of the company’s record retention policy. However, due to the company being entangled in a legal suit with one of its previous employees, the Legal Department of ABC Ltd. Informs the accounts department to not destroy or modify or alter certain documents till the legal proceedings are completed. Anne is now confused as to whether she should follow the company’s regular policy on document destruction or this new mandate from the legal department. Should she follow the legal department’s direction? Yes. It is the responsibility of all employees to ensure that they do not change, destroy, alter or modify any data contained within any documents that the legal department specifically requires, due to an ongoing legal proceeding or an investigation and has requested to keep such documents on hold. In case of any doubts, employees should speak to their supervisor or the legal department. 14 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. WNS

6 Fair dealing Fact Check ABC Ltd. is planning to expand its premises which requires significant construction activity. ABC Ltd. now requires permission from the Town and Suburban Planning Authority (TSPA) to go ahead with their expansion plans. The team entrusted with over-seeing the expansion concludes that in order to expedite the process of receiving the written order permitting the construction, they must seek help from the principal secretary of the TSPA, who is instrumental in sanctioning the required permission. Alan, who knows the principal secretary from their common golfers’ circle, invites him for dinner where he casually mentions how he and his company would gladly donate a handsome amount for the charity he runs, in return for a small signature on the order permitting his company’s construction plans. Is Alan’s offer a bribe? Yes. Offering government or public officials cash or perks for doing something or restraining from doing something is not only a punishable offence but is also in contradiction to the bribery and corruption policy of the company. Even the offer to donate to a charity that an official supports or is involved in amounts to bribery. 15 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. WNS

Business relationships In order to foster long-lasting relationships with our clients, suppliers, business partners etc., it is necessary that we conduct our business fairly, honestly and with integrity. Relationship with Clients - Information given to clients should be accurate and complete, leaving no room for any misrepresentation of information and clients must not be discriminated against because they opted to use services or products of other suppliers. Relationship with Suppliers - Must be based on price, quality, service and reputation, among other factors. Objectivity should be used while dealing with suppliers / potential suppliers and Associates should never accept or solicit personal benefits, which may compromise their decision making ability. Relationship with Competitors - Associates should deal with competitors in accordance with best practices and should not: (i) misappropriate and/or misuse competitors’ confidential information, (ii) make false statements about competitors’ business or (iii) enter into agreements with competitors that may constitute illegal price-fixing. Associates are expected to understand and comply with all applicable competition laws, including those related to teaming and information sharing with the competitors (whether through joint ventures, alliances or other collaborations.) Global trade WNS is committed as a global service provider to ensuring compliance with all applicable laws and regulations including economic sanctions and export controls. In this regard, Associates must: Maintain appropriate import, export, and customs records, and seek guidance from relevant departments to ensure all transfers of products, services and technology including software, comply with import-export laws. Not indulge in money laundering, illegal trade boycotts or other acts violating international import-export laws. Be updated on relevant local laws, rules and regulations, if Associates’ work involves international travel or providing services or information across several countries. As international trade controls may change over time and impose special restrictions on certain services or doing business, it is imperative to review all business opportunities in line with the same. Associates shall review and work with the legal department to ensure compliance. For more information, refer to Trade Sanction Policy Bribery/corruption WNS does not offer or accept bribes, kickbacks or other improper payments or inducements in line with applicable laws and regulations including but not limited to the UK Bribery Act of 2010 and the U.S. Foreign Corrupt Practices Act of 1977, even if it means losing out on a lucrative business opportunity. WNS directs its associates to: Not make facilitation payments and report any such requests. Ensure all agents and distributors have passed the WNS due diligence process and ensure that the commissions, fee and other payments are not used as bribes on behalf of WNS. Ensure applicable laws, rules and regulations are complied with while dealing with the government. Acquaint themselves with the anti-bribery and anti-corruption laws of countries where they are required to travel and conduct business in. For more information, refer to Anti-Bribery and Fair Dealing Policy Gifts and entertainment Gift or entertainment shall not be given or taken/ received, with the underlying intention of influencing or rewarding business decisions. The value of gifts offered or accepted must not exceed US$ 75 or its equivalent. Gifts in the course of employment may be accepted if such gifts specifically relate to Associates’ service or accomplishment, provided the Associates keep the company informed as to the nature and value of the gift. Meals, refreshments or other forms of entertainment may be offered if they are for a business purpose and paid by WNS. This may include food, alcoholic beverages and tickets for sporting/cultural events, provided they are customary, nominal and infrequent and subject to legal pre-approval, as applicable. For more information, refer to Client Gifting and Entertainment Guidelines / WNS Business Expense Policy. Social media Social media is a part of our everyday lives and plays a very important role in our communication. We respect our Associates’ right to use social media (Facebook, Twitter, LinkedIn, etc.). However, Associates must adhere to the COBEC and other WNS policies, while using social media for both personal and professional purposes. Political involvement, contributions and lobbying Associates can participate in the political process, provided, such activities are taken up on their own time and without presenting their views as the views of WNS. WNS assets and funds must not be used for political campaigns, without express approval of the Group General Counsel’s Office and any one of the Executive Officers (Group Chief Executive Officer, Group Chief Financial Officer, Chief Operating Officer and Chief People Officer). Associates campaigning for political office should exercise caution to not represent wrongfully that WNS is making corporate political contribution. Further, colleagues, clients and business partners must not be forced into supporting or contributing for a political group. Approval of the Group General Counsel’s Office and any one of the Executive Officers must be sought prior to lobbying with members or employees of a government function. 16 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. WNS

7 Policy breach and procedures 17 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. WNS

Seeking help and reporting violations of the COBEC Associates must report known or suspected violations of the COBEC to our universal reporting channel: speak.up@wns.com or use 24/7 Ethics hotline channel on https://www.wns.com/speakup. The reporting will then be redirected as per the forums given below: Matter Type Contact Information General queries and questions on the COBEC Email: cobec@wns.com Violations of a financial nature, including accounting, internal controls, fraud or audit matters Email: whistleblower@wns.com. Alternatively, submit your queries/complaints on https://www.wns.com/speakup Sexual harassment based grievances and complaints Email: ashforum@wns.com In case of violation or breach of policy on Fair treatment Email: Respectful.workplace@wns.com Any other grievances and concerns Email: grievance@wns.com In case of any unresolved issues, contact Chief People Officer or; the Group General Counsel’s Office All queries or concerns will be treated with sensitivity and discretion. WNS is committed to protecting Associates’ confidentiality, consistent with law and WNS’ need to investigate the matters. Associates’ responsibility Associates should deal with any policy breach matters impartially and with the highest degree of sensitivity to help resolve ethical issues and create a comfortable atmosphere that encourages colleagues to discuss grievances. Associates must remember that they have a duty to appropriately deal with issues that violate the COBEC. Non-reporting of violations could be subject to disciplinary action as the cover up of such violations is a breach of the policy in itself. Non-retaliation and whistleblowing WNS prohibits retaliation against Associates for reporting an activity that they in good faith believe to be a violation of any law, rule, regulation or the COBEC and all retaliation instances should be reported to the Group General Counsel’s Office by writing to Governance@wns.com. Further, Associates should not be discharged, demoted, or otherwise discriminated against for reporting information that they reasonably believe to be gross mismanagement, waste of funds, abuse of authority, or danger to health or safety. WNS whistleblowing policy protects confidential, anonymous reporting of concerns on questionable accounting or auditing practices. Please refer the WNS Whistleblowing Policy at https://policyportal.wns.com/ for further information. Enforcement and disciplinary action Associates who violate any policy or procedure pursuant to the COBEC could be subject to discipline, leading up to, but not limited to termination. This determination will be based upon the facts and circumstances of each situation and Associates in question will be given an opportunity to present their explanations, prior to the determination of appropriate disciplinary action. Breach of any of the provisions of the COBEC may expose Associates and WNS to substantial civil damages, criminal fines, prison terms and damage to reputation. During an internal audit or an ongoing investigation, it is imperative that all concerned Associates give their full co-operation and ensure that they are fair and honest in their responses. Further, details of such audit or investigation should not be discussed with anyone inside or outside WNS. Waiver of the COBEC Waiver of the COBEC for employees may be made only by the Group General Counsel’s Office and in the absence of General Counsel, by any one of the Executive Officers. Any waiver of the COBEC for Group General Counsel and the Executive Officers may be made only by the Board of Directors and must be reported to the Audit Committee at its quarterly meetings. In addition, any such waiver must be disclosed to the public, if required by the rules of Securities Exchange Commission (SEC) or other applicable laws and regulations. 18 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. WNS

Certification process Associates should review the contents of the COBEC and certify that they agree to abide by its provisions. Applicable laws and regulations WNS is obligated to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Associate to adhere to the standards and restrictions imposed by these laws, rules and regulations in the performance of their duties for WNS For specific questions, refer to the forums above or contact the Group General Counsel’s Office by writing to Governance@wns.com. Interpretation of laws by the group general counsel’s office The Group General Counsel is responsible for interpreting and applying the COBEC described in specific situations, subject to facts and circumstances and applicable laws and regulations. The Group General Counsel’s office will also maintain a record of interpretations issued under the COBEC. Questions regarding how the COBEC should be interpreted or applied should be directed to the Group General Counsel’s office by writing to Governance@wns.com. Fact Check ABC Ltd. is planning to expand its premises which requires significant construction activity. ABC Ltd. now requires permission from the Town and Suburban Planning Authority (TSPA) to go ahead with their expansion plans. The team entrusted with over-seeing the expansion concludes that in order to expedite the process of receiving the written order permitting the construction, they must seek help from the principal secretary of the TSPA, who is instrumental in sanctioning the required permission. Alan, who knows the principal secretary from their common golfers’ circle, invites him for dinner where he casually mentions how he and his company would gladly donate a handsome amount for the charity he runs, in return for a small signature on the order permitting his company’s construction plans. Is Alan’s offer a bribe? Yes. Offering government or public officials cash or perks for doing something or restraining from doing something is not only a punishable offence but is also in contradiction to the bribery and corruption policy of the company. Even the offer to donate to a charity that an official supports or is involved in amounts to bribery. 19 Copyright © 2024 WNS (Holdings) Ltd. All rights reserved. WNS

Document Control

Title:	**Code of Business Conduct & Ethics**		
Identification:		No of pages:	21
Issue Number:	1	Amendment:	As per the details below
Date of issue:	November 25, 2016	Status:	Definitive

Amendment summary:

Date	**Version**	**Reason for Amendment**
July 25, 2018	2	▪ Changes in Weapons and Controlled Substances clause ▪ Change in Personal Relationship clause ▪ Deletion of Corporate Opportunities clause
July, 2019	3	Revision of gift limit
October 28, 2021	4	Change in Whistleblower reporting portal link
June 01, 2022	5	Revision of gift limit
April 25, 2023	6	Introduction of Section on Protection of Human Rights Introduction of Section on Freedom of Association Title "Protecting WNS Assets" modified into "Protection of Assets" Removal of Section on Ombudsman
July 17, 2024	7	▪ Addition of Media Contacts in line with Corporate Communication Policy ▪ Addition of Recording Guidelines ▪ Defining the family members under Personal relationship clause ▪ Additions in Global Trade clause ▪ Addition of universal reporting channel speak.up@wns.com for reporting violations ▪ Modification/addition on compliance with applicable laws and competition laws. ▪ Addition of email Governance@wns.com for reaching out to Group General Counsels Office.

Circulation:	WNS Intranet, WNS Website
External references:	Not applicable
Associated documents:	

20
Copyright © 2024 WNS (Holdings) Ltd. All rights reserved.
WNS

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